EXHIBIT 3.9
THIRD RESTATED CERTIFICATE OF INCORPORATION
of
BLUE RIDGE HOLDING CORP.
          The undersigned President of Blue Ridge Holding Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
          FIRST: The Corporation’s name is Blue Ridge Holding Corp. The original Certificate of Incorporation was filed with the Secretary of State on March 17, 1999 under the Corporation’s original name, Carolina Paper Products Holding Corp. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 14, 1999 (the “First Restated Certificate of Incorporation”). A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 22, 2002 (the “Second Restated Certificate of Incorporation”), amending the First Restated Certificate of Incorporation.
          SECOND: The Third Restated Certificate of Incorporation amends the Second Restated Certificate of Incorporation of the Corporation, as now in effect, and restates and integrates into a single instrument all of the provisions as so amended. The Third Restated Certificate of Incorporation was proposed by the Board of Directors and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Section 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). Prompt written notice of the adoption of the Third Restated Certificate of Incorporation has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law. The Third Restated Certificate of Incorporation is as follows:
          1. Name. The name of the corporation is Blue Ridge Holding Corp. (the “Corporation”).
          2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 615 South DuPont Highway, Dover, County of Kent, DE 19901, and its registered agent at such address is National Corporate Research, Ltd.
          3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
          4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is twelve million six-hundred-three thousand and six hundred (12,603,600) shares, consisting of twelve million six hundred thousand (12,600,000) shares of Common Stock of the par value of One Cent ($0.01) each (the “Common Stock”) and three thousand six hundred (3,600) shares of Preferred Stock of the par value of one cent ($0.01) each.
          5. Designation of Classes; Relative Rights, Etc. The designation, relative rights, preferences and limitations of the shares of each class are as follows:
               5.1 Preferred Stock Designation. There shall be hereby established a series of preferred stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 3,600. The liquidation preference of the Series A Preferred Stock shall be $10,000 per share (the “Liquidation Preference”).

               5.2 Rank. The Series A Preferred Stock shall, with respect to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank senior to (a) all classes of common stock of the Corporation (including, the Common Stock) and (b) each other class or series of Capital Stock of the Corporation hereafter created (the Common Stock and each other class or series of Capital Stock of the Corporation are hereinafter collectively referred to as the “Junior Stock”).
               5.3 Dividends.
                    (a) The holders of the outstanding shares of Series A Preferred Stock shall not be entitled to receive dividends.
                    (b) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any shares of Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (all such payments and other actions set forth above in this Section 5.3(b) being collectively referred to as “Restricted Junior Payments”). The foregoing provisions will not prohibit any of the following: (i) the payment of dividends or other distributions on Junior Stock in the form of additional shares of Junior Stock; (ii) the redemption or repurchase of shares of Junior Stock (and any warrants, rights, calls or options exercisable for or convertible into shares of Junior Stock) previously issued to any of the Corporation’s executive officers or employees pursuant to any employee stock ownership plan, employee benefit, bonus plan or employment arrangement; and (iii) the redemption or repurchase of shares of Junior Stock pursuant to the Stockholders Agreement.
               5.4 Liquidation Preference.
                    (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid for each share held thereby, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to the Liquidation Preference before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock. Except as provided in the preceding sentence, holders of the Series A Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If upon any liquidation, winding up or dissolution of the Company, the assets of the Corporation are not sufficient to pay in full the foregoing liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock, then the holders of all shares of Series A Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.
                    (b) For the purposes of this Section 5.4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all or part of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the affairs of the Corporation (unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the affairs of the Corporation in which event the provisions of Section 5.6, if applicable, and not this Section 5.4, shall apply).
               5.5 Optional Redemption.
                    (a) To the extent not prohibited under the Credit Agreement, the Corporation, at its option, may redeem at any time, in whole or in part, in the manner provided in Section 5.5(b), from any source of funds legally available therefor, any or all of the shares of Series A Preferred Stock, at a redemption price per share equal to the Liquidation Preference (the “Optional Redemption Price”).
                    (b) At least thirty (30) days and not more than sixty (60) days before the date fixed by the Corporation for the redemption of the Series A Preferred Stock (the “Optional Redemption Date”), the Corporation shall mail a notice of Redemption (the “Optional Redemption Notice”) by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption at such holder’s address as it appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Optional Redemption Notice shall state:

                    (i) that the Corporation is exercising its option to redeem the Series A Preferred Stock;
                    (ii) the Optional Redemption Price;
                    (iii) whether all or less than all of the outstanding shares of the Series A Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of the Series A Preferred Stock being redeemed;
                    (iv) the number of shares of Series A Preferred Stock held by such holder, as of the appropriate record date, that the Corporation intends to redeem;
                    (v) the Optional Redemption Date; and
                    (vi) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner designated, his or her certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.
                    (c) In the event of an optional redemption pursuant to Section 5.5(a) of only a portion of the then outstanding shares of the Series A Preferred Stock, the Corporation shall effect such redemption pro rata to the nearest whole share according to the number of shares held by each holder of the Series A Preferred Stock.
                    (d) Each holder of Series A Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the

Optional Redemption Notice, and on the Optional Redemption Date the full Optional Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.
                    (e) Unless the Corporation defaults in the payment of the Optional Redemption Price, the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Optional Redemption Date, other than the right to receive the Optional Redemption Price.
               5.6 Change of Control.
                    (a) Subject to the Credit Agreement, upon the occurrence of a Change of Control, the holders of Series A Preferred Stock shall be entitled to receive, from any source of funds legally available therefor, the Liquidation Preference and shall not be entitled to further participation or payment in respect of shares of Series A Preferred Stock, provided that notwithstanding anything in this Third Restated Certificate of Incorporation to the contrary, in the event of the consummation of the merger contemplated by that Agreement and Plan of Merger, dated as of June 13, 2007, as amended, supplemented and/or restated from time to time, by and among Rank Group Limited, Packaging Holdings Inc., the Corporation and, solely in its capacity as the Stockholder Representative, KPS Special Situations Fund, L.P., (the “Merger Agreement”), the holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock the sum of (i) the Per Share Initial Preferred Stock

Amount (as defined in the Merger Agreement), which, for the avoidance of doubt, is the amount of the Liquidation Preference, reduced by the amount of certain escrow and administrative expense accounts and (ii) the Per Share Additional Preferred Stock Consideration (as defined in the Merger Agreement), which, for the avoidance of doubt, is the portion of such escrow and administrative expense accounts, if any, as may become payable to the holders of the Series A Preferred Stock in accordance with the terms of the Merger Agreement. In the case of a Change of Control transaction resulting from a merger (including a merger pursuant to the Merger Agreement), the Series A Preferred Stock shall automatically be converted into the right to receive the amount of such Liquidation Preference (or the amount referred to in the proviso to the immediately preceding sentence, in the case of the merger contemplated by the Merger Agreement) upon the consummation of such merger without further action by any holder of Series A Preferred Stock.
                    (b) To the extent that any securities laws or regulations conflict with the foregoing, such laws and regulations shall control.
               5.7 Voting Rights. The holders of Series A Preferred Stock, except as otherwise required under Delaware law, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, provided however, that the holders of the Series A Preferred Stock shall be entitled to vote as a class upon a proposed amendment of this Certificate of Incorporation, if such amendment would increase or decrease the aggregate number of shares of Series A Preferred Stock, increase or decrease the par value of the shares of Series A Preferred Stock, or alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to effect the class of Series A Preferred Stock adversely.
               5.8 Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been redeemed or otherwise acquired by the Corporation in any manner shall be retired and canceled.
               5.9 Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.
               5.10 Definitions. As used in this Section 5, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
          “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of March 29, 1999, among the Corporation, the Operating Company and Champion.
          “Board of Directors” shall have the meaning ascribed to it in the first paragraph of this Resolution.

          “Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.
          “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).
          “Champion” shall mean Champion International Corporation, a New York corporation, or any successor entity.
          “Change of Control” shall mean (i) the closing of any transaction (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (A) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than KPS or its Affiliates) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the then issued and outstanding shares of Common Stock or (B) the liquidation, dissolution or winding up of the affairs of the Corporation, or any other distribution made, in connection with the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation and its subsidiaries to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than any such sale, lease, exchange, conveyance, transfer or other disposition to, or to any such “group” that is controlled by, KPS or its Affiliates; (ii) the consummation of an initial public offering of the Common Stock, pursuant to the Securities Act of 1933, as amended; or (iii) the failure of the Corporation to own directly 100% of the issued and outstanding shares of Capital Stock of the Operating Company.
          “Credit Agreement” means that certain Credit Agreement dated as of December 17, 2003 by and among Blue Ridge Paper Products Inc., General Electric Capital Corporation, the other credit parties and lenders signatory thereto, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.
          “Implied Equity Value” means:
               (i) in connection with any transaction governed by clause (i)(A) of the Change of Control definition, the amount equal to the product of (a) the value of the net consideration received by the holders of Common Stock in such transaction less the amount of contingent purchase price payments to Champion pursuant to Section 3.4 of the Asset Purchase Agreement and (b) a fraction, the numerator of which is the total number of shares of Common Stock outstanding and the denominator of which is the total number of shares of Common Stock sold in such sale;
               (ii) in connection with an asset sale described in clause (i)(B) of the Change of Control definition, an amount equal to the excess of (a) the sum of (x) the net value of the consideration distributed to the holders of Common Stock and (y) the net fair market value of the assets retained by the Corporation and its subsidiaries and (b) the amount of contingent purchase price payments to Champion pursuant to Section 3.4 of the Asset Purchase Agreement;

               (iii) in connection with an initial public offering of Common Stock, an amount equal to the product of (a) the public offering price per share as set forth on the cover of the registration statement of the Corporation as declared effective by the Securities Exchange Commission and (b) the total number of shares of Common Stock outstanding after the consummation of such Offering; or
               (iv) in the case of a transaction described in clause (iv) of the Change of Control definition, in the manner determined in good faith by the Board of Directors.
          In the case of any dispute as to the calculation of the Implied Equity Value, the decision by the Board of Directors of the Corporation shall be final and dispositive, so long as such decision is made in good faith.
          “Junior Stock” shall have the meaning ascribed to it in paragraph 5.2 hereof.
          “KPS” means collectively, KPS Special Situations Fund, L.P., a Delaware limited partnership and KPS Supplemental Fund, L.P., a Delaware limited partnership.
          “Liquidation Preference” shall have the meaning ascribed to it in Section 5.1 hereof.
          “Operating Company” shall mean Blue Ridge Paper Products Inc., a Delaware corporation.
          “Optional Redemption Date” means, with respect to any shares of Series A Preferred Stock, the date on which such shares are to be redeemed by the Corporation pursuant to paragraph 5.5 hereof.

          “Optional Redemption Notice” shall have the meaning ascribed to it in Section 5.5(b) hereof.
          “Optional Redemption Price” shall have the meaning ascribed to it in Section 5.5(a) hereof.
          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.
          “Series A Preferred Stock” shall have the meaning ascribed to it in Section 5.1 hereof.
          “Series A Preferred Stock Issue Date” means the date on which the Series A Preferred Stock is originally issued by the Corporation.
          “Stockholders Agreement” shall mean the Stockholders’ Agreement, dated as of May 14, 1999, among the Corporation and the shareholders listed therein.
          “Subsidiary” means with respect to any Person any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect the board of directors or other persons performing similar functions of such corporation, partnership or other entity directly or indirectly are owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
               5.11 Common Stock. Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or hereunder, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his, her or its name on the books of the Corporation. Except as otherwise provided herein, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Series A Preferred Stock of the full amount to which they shall be entitled pursuant hereto, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.
               5.12 Consideration. Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.
          6. Election of Directors. Members of the Board of Directors of the Corporation (the “Board”) may be elected either by written ballot or by voice vote.
          7. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.
          Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
          8. Indemnification.
               8.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence)

may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 8.
               8.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.
               8.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the “By-laws”), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

               8.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.
               8.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws or under section 145 of the General Corporation Law or any other provision of law.
               8.6 The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

               8.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.
               8.8 Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.
               8.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.
          9. Adoption, Amendment and/or Repeal of By-Laws. The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

          IN WITNESS WHEREOF Blue Ridge Holding Corp. has caused this certificate to be signed by John S. Stevens, its Assistant Secretary, this 30th day of July, 2007.

BLUE RIDGE HOLDING CORP.
By:	/s/ John S. Stevens
	Name:	John S. Stevens
	Title:	Assistant Secretary

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